EXHIBIT 11.3

                     ELECTRO-SENSORS, INC. AND SUBSIDIARIES
          CALCULATION OF WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND
         INCOME FOR DETERMINATION OF EARNINGS PER SHARE OF COMMON STOCK

                                    RESTATED

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

===========================================================================================
                                                          Three Months Ended
                                             ----------------------------------------------
1997                                         September 30,      June 30,         March 31,
-------------------------------------------------------------------------------------------
Common shares:
    Weighted average shares outstanding:
        Basic                                   1,971,343        1,949,411        1,947,839
        Stock options                              10,425           13,427            6,548
                                               ----------       ----------       ----------

        Diluted                                 1,981,768        1,962,838        1,954,387
===========================================================================================



Basic earnings per share                       $  120,655       $  118,045       $  151,343
                                               ----------       ----------       ----------

Diluted earnings per share                     $  120,655       $  118,045       $  151,343
===========================================================================================
                                                                                 ----------

Earnings per share:
    Basic                                      $     0.06       $     0.06       $     0.08
    Diluted                                    $     0.06       $     0.06       $     0.08
===========================================================================================
